UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  05/30/2006

Pegasystems Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  1-11859

Massachusetts	04-2787865
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

101 Main Street, Cambridge, Massachusetts 02142
(Address of principal executive offices, including zip code)

617-374-9600
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On May 30, 2006, the Board of Directors (the "Board") of Pegasystems Inc. (the "Company") voted to cancel the Company's existing compensation program for Directors in favor of a new program. On June 2, 2006, the Board finalized the specific elements of the new program.

The new Director compensation program adopted by the Board includes the following changes from the previous program:

(1) Effective as of May 30, 2006, the annual cash retainer paid to non-employee Directors has increased from $20,000 to $55,000, such retainer to cover the period from each annual meeting of stockholders to the following year's annual meeting.

(2) Effective as of May 30, 2006, the annual grant to Directors (excluding Mr. Trefler) of an option to purchase 15,000 shares of common stock of the Company ("Common Stock") has been cancelled. Instead, each Director (excluding Mr. Trefler) shall, beginning on June 2, 2006 and at each annual meeting of the Company's stockholders held thereafter (each such date, an "Issue Date"), receive such number of shares of unrestricted Common Stock that is equal to $55,000 divided by the fair market value of the Common Stock on the Issue Date (as determined by the average of the high and low trading prices for the Common Stock on the Issue Date as reported by the Nasdaq Global Market).

(3) Effective as of May 30, 2006, all meeting fees for Directors and members of the committees of the Board have been eliminated. Instead, Directors serving as members of the Audit and Compensation Committees of the Board shall receive the following annual cash retainers in addition to the cash retainer described above:   (a) Audit Committee (Chair): $20,000;   (b) Audit Committee (non-Chair): $10,000;   (c) Compensation Committee (Chair): $8,000;   (d) Compensation Committee (non-Chair): $6,000.

(4) Directors will continue to receive reimbursement for all out-of-pocket expenses incurred in connection with attending Board and committee meetings.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pegasystems Inc.

Date: June 05, 2006	By:	/s/ Shawn Hoyt
Shawn Hoyt
Interim CFO and General Counsel